Exhibit 99.1

Sensus Healthcare Appoints Larry Biscotti to its Board of Directors

BOCA RATON, Fla. - Sensus Healthcare, Inc. (Nasdaq: SRTS), a medical device company specializing in highly effective, non-invasive, minimally-invasive and cost-effective treatments for oncological and non-oncological skin conditions, today announced the appointment of Larry Biscotti to its Board of Directors, effective immediately. With this appointment the Sensus Healthcare Board has six Directors, including four independent Directors.

Mr. Biscotti brings more than 25 years of executive leadership experience in the medical device and healthcare technology sectors, with an extensive background in driving commercial strategy, expanding global market share and launching advanced imaging and oncology technologies. He currently serves as President, Imaging for the U.S. and Canada at GE HealthCare, where he is responsible for the company's largest global product and solutions segment. His prior work history includes positions with Elekta, Varian Medical Systems, Toshiba Medical, SMV Nuclear Medicine, and CTI Molecular Imaging, providing a strong foundation in imaging, oncology and radiation therapy technologies.

"Larry brings to the Sensus Board a wealth of skills, value and complementary experiences. Over the course of his career, he has led multibillion-dollar P&Ls, introduced innovative cancer treatment technologies, built and scaled commercial teams and expanded businesses globally through strategic partnerships and distribution agreements," said Joe Sardano, Chairman and Chief Executive Officer of Sensus Healthcare. "His integrity, judgment and commitment to improving patient outcomes fit well with our culture and mission. I've had the privilege of working with Larry throughout my career and know firsthand the leadership and insight he brings. We are pleased to welcome Larry to our Board as we expand the reach of our SRT technology and execute on our long-term vision."

"I am honored to join the Board of Directors of Sensus Healthcare at a time when patient-centered, non-invasive treatments are becoming increasingly important for a variety of conditions. The company's commitment to innovation, clinical excellence and improving patient outcomes strongly aligns with my own personal values and professional experiences. I look forward to supporting Sensus' continued growth and impact for patients and clinicians," added Mr. Biscotti.

Mr. Biscotti holds an MBA from Pepperdine University and a Bachelor of Science from Cornell University. He is an alumnus of Harvard Business School's Program for Leadership Development.

About Sensus Healthcare

Sensus Healthcare, Inc. is a global pioneer in the development and delivery of non-invasive treatments for skin cancer and keloids. Leveraging its cutting-edge superficial radiotherapy (SRT and IG-SRT) technology, the company provides healthcare providers with a highly effective, patient-centric treatment platform. With a dedication to driving innovation in radiation oncology, Sensus Healthcare offers solutions that are safe, precise, and adaptable to a variety of clinical settings. For more information, please visit www.sensushealthcare.com.

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Tirth T. Patel
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